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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                              (Amendment No. 2 ) *

                          Strattec Security Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, par value $0.01
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    863111100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2009
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [ ]    Rule 13d-1(b)

      [X]    Rule 13d-1(c)

      [ ]    Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 11 pages

CUSIP No.   863111100

--------------------------------------------------------------------------------

      1.    Names of Reporting Persons.     Ryan Heslop
             I.R.S.  Identification Nos. of above persons (entities only).
--------------------------------------------------------------------------------

      2.    Check the Appropriate Box if a Member of a Group (See Instructions)

            (a) [ ]

            (b) [X]
--------------------------------------------------------------------------------

      3.    SEC Use Only
--------------------------------------------------------------------------------

      4.    Citizenship or Place of Organization     United States
--------------------------------------------------------------------------------

Number of          5.    Sole Voting Power             0
Shares Bene-       -------------------------------------------------------------
ficially owned
by Each            6.    Shared Voting Power           0
Reporting          -------------------------------------------------------------
Person With:
                   7.    Sole Dispositive Power        0
                   -------------------------------------------------------------

                   8.    Shared Dispositive Power      0
--------------------------------------------------------------------------------

      9.    Aggregate Amount Beneficially Owned by Each Reporting Person    0

     10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
            (See Instructions)        [ ]

     11.    Percent of Class Represented by Amount in Row (9)         0.0%
--------------------------------------------------------------------------------
     12.    Type of Reporting Person (See Instructions) IN
--------------------------------------------------------------------------------

                               Page 2 of 11 pages

CUSIP No.   863111100

--------------------------------------------------------------------------------

      1.    Names of Reporting Persons.  Ariel Warszawski
            I.R.S. Identification Nos. of above persons (entities only).
--------------------------------------------------------------------------------

      2.    Check the Appropriate Box if a Member of a Group (See Instructions)

            (a) [ ]

            (b) [X]
--------------------------------------------------------------------------------

      3.    SEC Use Only
--------------------------------------------------------------------------------

      4.    Citizenship or Place of Organization     United States
--------------------------------------------------------------------------------

Number of          5.    Sole Voting Power             0
Shares Bene-       -------------------------------------------------------------
ficially owned
by Each            6.    Shared Voting Power           0
Reporting          -------------------------------------------------------------
Person With:
                   7.    Sole Dispositive Power        0
                   -------------------------------------------------------------

                   8.    Shared Dispositive Power      0
--------------------------------------------------------------------------------

      9.    Aggregate Amount Beneficially Owned by Each Reporting Person    0

     10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
            (See Instructions)        [ ]

     11.    Percent of Class Represented by Amount in Row (9)         0.0%
--------------------------------------------------------------------------------
     12.    Type of Reporting Person (See Instructions) IN
--------------------------------------------------------------------------------

                               Page 3 of 11 pages

CUSIP No.   863111100

--------------------------------------------------------------------------------

      1.    Names of Reporting Persons.  Firefly Value  Partners, LP
            I.R.S. Identification Nos. of above persons (entities only).
--------------------------------------------------------------------------------

      2.    Check the Appropriate Box if a Member of a Group (See Instructions)

            (a) [ ]

            (b) [X]
--------------------------------------------------------------------------------

      3.    SEC Use Only
--------------------------------------------------------------------------------

      4.    Citizenship or Place of Organization     Delaware
--------------------------------------------------------------------------------

Number of          5.    Sole Voting Power             0
Shares Bene-       -------------------------------------------------------------
ficially owned
by Each            6.    Shared Voting Power           0
Reporting          -------------------------------------------------------------
Person With:
                   7.    Sole Dispositive Power        0
                   -------------------------------------------------------------

                   8.    Shared Dispositive Power      0
--------------------------------------------------------------------------------

      9.    Aggregate Amount Beneficially Owned by Each Reporting Person    0

     10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
            (See Instructions)        [ ]

     11.    Percent of Class Represented by Amount in Row (9)         0.0%
--------------------------------------------------------------------------------
     12.    Type of Reporting Person (See Instructions) PN
--------------------------------------------------------------------------------

                               Page 4 of 11 pages

CUSIP No.   863111100

--------------------------------------------------------------------------------

      1.    Names of Reporting Persons.  FVP GP, LLC
            I.R.S. Identification Nos. of above persons (entities only).
--------------------------------------------------------------------------------

      2.    Check the Appropriate Box if a Member of a Group (See Instructions)

            (a) [ ]

            (b) [X]
--------------------------------------------------------------------------------

      3.    SEC Use Only
--------------------------------------------------------------------------------

      4.    Citizenship or Place of Organization     Delaware
--------------------------------------------------------------------------------

Number of          5.    Sole Voting Power             0
Shares Bene-       -------------------------------------------------------------
ficially owned
by Each            6.    Shared Voting Power           0
Reporting          -------------------------------------------------------------
Person With:
                   7.    Sole Dispositive Power        0
                   -------------------------------------------------------------

                   8.    Shared Dispositive Power      0
--------------------------------------------------------------------------------

      9.    Aggregate Amount Beneficially Owned by Each Reporting Person    0

     10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
            (See Instructions)        [ ]

     11.    Percent of Class Represented by Amount in Row (9)         0.0%
--------------------------------------------------------------------------------
     12.    Type of Reporting Person (See Instructions) OO
--------------------------------------------------------------------------------

                               Page 5 of 11 pages

CUSIP No.   863111100

--------------------------------------------------------------------------------

      1. Names of Reporting Persons. Firefly Management Company GP, LLC I.R.S. Identification Nos. of above persons (entities only).
--------------------------------------------------------------------------------

      2.    Check the Appropriate Box if a Member of a Group (See Instructions)

            (a) [ ]

            (b) [X]
--------------------------------------------------------------------------------

      3.    SEC Use Only
--------------------------------------------------------------------------------

      4.    Citizenship or Place of Organization     Delaware
--------------------------------------------------------------------------------

Number of          5.    Sole Voting Power             0
Shares Bene-       -------------------------------------------------------------
ficially owned
by Each            6.    Shared Voting Power           0
Reporting          -------------------------------------------------------------
Person With:
                   7.    Sole Dispositive Power        0
                   -------------------------------------------------------------

                   8.    Shared Dispositive Power      0
--------------------------------------------------------------------------------

      9.    Aggregate Amount Beneficially Owned by Each Reporting Person    0

     10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
            (See Instructions)        [ ]

     11.    Percent of Class Represented by Amount in Row (9)         0.0%
--------------------------------------------------------------------------------
     12.    Type of Reporting Person (See Instructions) OO
--------------------------------------------------------------------------------

                               Page 6 of 11 pages

CUSIP No.   863111100

--------------------------------------------------------------------------------

      1.    Names of Reporting Persons.  FVP  Master  Fund,  L.P.
            I.R.S. Identification Nos. of above persons (entities only).
--------------------------------------------------------------------------------

      2.    Check the Appropriate Box if a Member of a Group (See Instructions)

            (a) [ ]

            (b) [X]
--------------------------------------------------------------------------------

      3.    SEC Use Only
--------------------------------------------------------------------------------

      4.    Citizenship or Place of Organization     Cayman Islands
--------------------------------------------------------------------------------

Number of          5.    Sole Voting Power             0
Shares Bene-       -------------------------------------------------------------
ficially owned
by Each            6.    Shared Voting Power           0
Reporting          -------------------------------------------------------------
Person With:
                   7.    Sole Dispositive Power        0
                   -------------------------------------------------------------

                   8.    Shared Dispositive Power      0
--------------------------------------------------------------------------------

      9.    Aggregate Amount Beneficially Owned by Each Reporting Person    0

     10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
            (See Instructions)        [ ]

     11.    Percent of Class Represented by Amount in Row (9)         0.0%
--------------------------------------------------------------------------------
     12.    Type of Reporting Person (See Instructions) PN
--------------------------------------------------------------------------------

                               Page 7 of 11 pages

CUSIP No.   863111100

--------------------------------------------------------------------------------

      1.    Names of Reporting Persons.  FVP US-Q, LP
            I.R.S. Identification Nos. of above persons (entities only).
--------------------------------------------------------------------------------

      2.    Check the Appropriate Box if a Member of a Group (See Instructions)

            (a) [ ]

            (b) [X]
--------------------------------------------------------------------------------

      3.    SEC Use Only
--------------------------------------------------------------------------------

      4.    Citizenship or Place of Organization     Delaware
--------------------------------------------------------------------------------

Number of          5.    Sole Voting Power             0
Shares Bene-       -------------------------------------------------------------
ficially owned
by Each            6.    Shared Voting Power           0
Reporting          -------------------------------------------------------------
Person With:
                   7.    Sole Dispositive Power        0
                   -------------------------------------------------------------

                   8.    Shared Dispositive Power      0
--------------------------------------------------------------------------------

      9.    Aggregate Amount Beneficially Owned by Each Reporting Person    0

     10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
            (See Instructions)        [ ]

     11.    Percent of Class Represented by Amount in Row (9)         0.0%
--------------------------------------------------------------------------------
     12.    Type of Reporting Person (See Instructions) PN
--------------------------------------------------------------------------------

                               Page 8 of 11 pages

Item 1.

(a)   The name of the issuer is Strattec Security Corporation (the "Issuer").

(b) The principal executive office of the Issuer is located at 3333 West Good Hope Road, Milwaukee, WI 53209.

Item 2.

(a) This statement (this "Statement") is being filed by: (i) FVP Master Fund, L.P., a Cayman Islands exempted limited partnership ("FVP Master Fund"),
      (ii) FVP US-Q, LP, a Delaware limited partnership ("FVP Fund" and, together with the FVP Master Fund, "Funds"), (iii) Firefly Value Partners, LP, a Delaware limited partnership ("Firefly Partners"), which serves as the investment manager of the Funds, (iv) FVP GP, LLC, a Delaware limited liability company ("FVP GP"), which serves as the general partner of the Funds, (v) Firefly Management Company GP, LLC, a Delaware limited liability company ("Firefly Management"), which serves as the general partner of Firefly Partners, and (vi) Messrs. Ryan Heslop and Ariel Warszawski, the managing members of FVP GP and Firefly Management (all of the foregoing, collectively, "Reporting Persons"). The Funds are private investment vehicles formed for the purpose of investing and trading in a wide variety of securities and financial instruments. The Funds directly own all of the shares reported in this Statement. Messrs. Heslop and Warszawaki, Firefly Partners, Firefly Management and FVP GP may be deemed to share with the Funds voting and dispositive power with respect to such shares. Each Reporting Person disclaims beneficial ownership with respect to any shares other than those owned directly by such Reporting Person.

(b)   The Principal Business Office of the FVP Master Fund is:

      c/o dms Corporate Services, Ltd.
      P.O. Box 1344
      dms House
      20 Genesis Close
      Grand Cayman, KY1-1108
      Cayman Islands

      The Principal Business Office of Messrs. Heslop and Warszawski, Firefly Partners, FVP GP, Firefly Management and the FVP Fund is:

      551 Fifth Ave., 36th Floor, New York, NY 10176

(c) For citizenship information see item 4 of the cover sheet of each Reporting Person.

(d)   This Statement relates to the Common Stock of the Issuer.

(e)   The CUSIP Number of the Common Stock of the Issuer is 863111100.

Item 3.  If this statement is filed pursuant to 240.13d-1(b), or 240.13d-2(b) or
         (c), check whether the person filing is a:

(a)   [ ]   Broker or dealer registered under section 15 of the Act (15 U.S.C.
            78o).

(b)   [ ]   Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c). (c)
            Insurance company as defined in section 3(a)(19) of the Act (15
            U.S.C. 78c).

(d)   [ ]   Investment company registered under section 8 of the Investment
            Company Act of 1940 (15 U.S.C. 80a-8).

(e)   [ ]   An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E);

(f)   [ ]   An employee  benefit plan or endowment  fund in accordance  with
            240.13d-1(b)(1)(ii)(F);

(g)   [ ]   A parent holding  company or control  person in accordance  with
            240.13d-1(b)(1)(ii)(G);

(h)   [ ]   A savings associations as defined in Section 3(b) of the Federal
            Deposit Insurance Act (12 U.S.C. 1813);

(i)   [ ]   A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940
            (15 U.S.C. 80a-3);

(j)   [ ]   Group, in accordance with 240.13d-1(b)(1)(ii)(J);

                               Page 9 of 11 pages

Item 4. Ownership.

See Items 5-9 and 11 on the cover page for each Reporting Person, and Item 2. The percentage ownership of each Reporting Person is based on 3,271,709 shares of Common Stock outstanding as of September 27, 2009, as reported on the Issuer's quarterly report on Form 10-Q filed on November 5, 2009 for the quarterly period ended September 27, 2009.

Item 5.  Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following . [X]

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

         Not applicable.

Item 8.  Identification and Classification of Members of the Group

         Not applicable.

Item 9.  Notice of Dissolution of Group

         Not applicable.

Item 10.   Certification

(a) Not applicable.

(b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               Page 10 of 11 pages

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:    January 13, 2010

     /s/ Ryan Heslop
     ------------------------------------------------------------
     Ryan Heslop

      Ariel Warszawski
      Firefly Value Partners, LP
      FVP GP, LLC
      Firefly Management Company GP, LLC
      FVP Master Fund, L.P.
      FVP US-Q, LP

      By: /s/ Ariel Warszawski
          -------------------------------------------------------
      Ariel Warszawski, for himself and as Managing Member of
      FVP GP (for itself and as general partner of each of the Funds) and Firefly Management (for itself and as general partner of Firefly Partners)